Exhibit 10.1
Summary of Jones Soda Co. 2010 Bonus Plan For Executive Officers
Applicability; Effective Date. The Jones Soda Co. (the “Company”) 2010 Bonus Plan for Executive Officers (the “2010 Bonus Plan”) applies to William Meissner (the Company’s President and Chief Executive Officer), and Michael O’Brien (the Company’s Chief Financial Officer) and is effective for the fiscal year 2010 performance period.
Target Bonus Amounts. Mr. Meissner’s target bonus under the 2010 Bonus Plan is set at 50% of his annual base salary, pro rated for the portion of the 2010 fiscal year that Mr. Meissner is employed by the Company as its President and Chief Executive Officer (resulting in a target bonus for 2010 of $93,750). Mr. O’Brien’s target bonus under the 2010 Bonus Plan is set at 50% of his annual base salary (resulting in a target bonus for 2010 of $100,000).
Bonus Criteria. The portion, if any, of an executive’s target bonus payable pursuant to the 2010 Bonus Plan shall be determined at the sole discretion of the Company’s Compensation and Governance Committee (the“Committee”) based upon such factors as the Committee deems appropriate with respect to the performance of the Company and/or the executive.
Payment of Bonuses. In all cases, payout of any bonus will be made only if the executive is continuously employed through December 31, 2010, subject to the sole discretion of the Committee to determine whether any portion of the bonus will be paid in the event of an executive’s termination of service prior to that date.
Payment of bonuses, if any, under the 2010 Bonus Plan shall be made as soon as practicable after December 31, 2010, but shall be paid no later than March 15, 2011. Except as set forth below, the bonuses shall be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.
In order to preserve cash, Messrs. Meissner and O’Brien have each agreed that the Committee may, in its sole discretion after consultation with the Company’s Board of Directors, elect to satisfy up to 50% of the total bonus payable to such executive (the “Non-cash Bonus Amount”) by granting to such executive by no later than March 15, 2011 a stock option to purchase a number of shares of the Company’s common stock equal to (a) the Non-cash Bonus Amount multiplied by three, divided by (b) the closing price of the Company’s common stock as listed on The Nasdaq Stock Market on the date the stock option is granted. Any stock option, if granted, will be granted pursuant to the terms of the Company’s 2002 Stock Option and Restricted Stock Plan, will have an exercise price equal to the closing price of the Company’s common stock as listed on The Nasdaq Stock Market on the date the stock option is granted and will be fully vested and exercisable on the date of grant.
Any bonuses that may become payable under the 2010 Bonus Plan shall be paid solely from the general assets of the Company. Nothing in the 2010 Bonus Plan should be construed to create a trust or to establish or evidence an executive’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which an executive may be entitled.
The Committee, in its sole discretion, may modify or terminate the 2010 Bonus Plan at any time.